                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                         Third Wave Technologies, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   88428W108
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                                 (CUSIP Number)

                               December 31, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  88428W108                   13G                     PAGE _ OF _ PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Fors, Lance
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States of America
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    Number of
                           5       Sole Voting Power

     Shares                     2,420
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                1,901,400
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                     2,420
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                1,901,400
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,805,020
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 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        6.96%
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 12     Type of Reporting Person (See Instructions)
                                       IN
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CUSIP NO.  88428W108                   13G                     PAGE _ OF _ PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Selover, Charlotte H.
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States of America
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    Number of
                           5       Sole Voting Power

     Shares                     0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                1,901,400
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                     0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                1,901,400
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,901,400
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.96%
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 12     Type of Reporting Person (See Instructions)
                                       IN
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ITEM 1.
            (a)   Name of Issuer
                  Third Wave Technologies, Inc.
                  Address of Issuer's Principal Executive Offices
            (b)   502 South Rosa Road
                  Madison, WI 53719

ITEM 2.
            (a)   Name of Person Filing
                  Lance Fors
                  Address of Principal Business Office or, if none, Residence
            (b)   502 South Rosa Road
                  Madison, WI 53719
            (c)   Citizenship
                  USA
            (d)   Title of Class of Securities
                  Common Stock
            (e)   CUSIP Number
                  88428W108

            (a)   Name of Person Filing
                  Charlotte H. Selover
                  Address of Principal Business Office or, if none, Residence
            (b)   502 South Rosa Road
                  Madison, WI 53719
            (c)   Citizenship
                  USA



ITEM 3. If this statement is filed pursuant to section .240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)   [   ]  Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
         (b)   [   ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).
         (c)   [   ]  Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).
         (d)   [   ]  Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e)   [   ]  An investment adviser in accordance with ss.240.13d-1(b)
                      (1)(ii)(E);

         (f)   [   ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
         (g)   [   ]  A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
         (h)   [   ]  A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)   [   ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)   [   ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned:  2,805,020 by Lance Fors

         (b)   Percent of class: 6.96%

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote 2,420.

               (ii)   Shared power to vote or to direct the vote 1,901,400.

               (iii) Sole power to dispose or to direct the disposition of 2,420.

               (iv) Shared power to dispose or to direct the disposition of 1,901,400.

         (a)   Amount beneficially owned:  2,802,600 by Charlotte H. Selover

         (b)   Percent of class: 6.96%

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote 0.

               (ii)   Shared power to vote or to direct the vote 1,901,400.

               (iii) Sole power to dispose or to direct the disposition of 0.

               (iv) Shared power to dispose or to direct the disposition of 1,901,400.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

ITEM 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.  Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.   Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10. Certifications

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2002
                                        --------------------------------
                                        Date

                                        /s/ Lance Fors
                                        --------------------------------
                                        Signature

                                        Lance Fors
                                        ------------------------------
                                        Name


                                        February 14, 2002
                                        --------------------------------
                                        Date

                                        /s/ Charlotte H. Selover
                                        --------------------------------
                                        Signature

                                        Charlotte H. Selover
                                        ------------------------------
                                        Name